Exhibit 3

January 22, 2001

SeventhCAI, Inc.
10245 E. Via Linda
Scottsdale, Arizona 85258

Gentlemen:

We have reviewed the proposed filing on Form 8-K regarding the change in independent accountants.

From inception, February 3, 2000, to the date of this letter there have been no events or matters of the types required by Sections 304(a)(1)(v)(A) through 304(a)(1)(v)(D) of Regulation S-K of the Securities and Exchange Commission. There were no disagreements with the Company.

Respectfully submitted,

/s/ James C. Marshall, CPA, P.C.


James C. Marshall, CPA, P.C.
Scottsdale, Arizona